Filed Pursuant to Rule 433

Registration No. 333-271899

**Full Pricing Details** Bridgecrest $467.500MM Subprime Auto (BLAST 2025-3)

Joint Bookrunners: Citi (Str.), Deutsche Bank, and Wells Fargo

Co-Managers: Fifth Third Securities

-- Capital Structure --
CL	Size(mm)	WAL^	S&P/DBRS*	P. WIN	E. MTY	L. MTY	BENCH SPREAD	YIELD	CPN (%)	PRICE

==========================================================================================================

A-1	$60.000	0.09	A-1+/R-1(H)	1-3	10/15/2025	8/17/2026	I-Curv +20	4.506	4.506	100.00000
A-2	$95.000	0.50	AAA/AAA	3-11	6/15/2026	2/15/2028	I-Curv +51	4.778	4.730	99.99964
A-3	$63.350	1.15	AAA/AAA	11-18	1/15/2027	1/16/2029	I-Curv +67	4.709	4.660	99.99631
B	$51.970	1.67	AA/AA	18-23	6/15/2027	9/17/2029	I-Curv +85	4.783	4.730	99.99054
C	$65.180	2.24	A/A	23-31	2/15/2028	5/15/2031	I-Curv +100	4.864	4.810	99.98869
D	$96.250	3.15	BBB/BBB	31-45	4/15/2029	5/15/2031	I-Curv +150	5.338	5.270	99.97247
E**	$35.750	3.71	BB/BB	45-45	4/15/2029	8/16/2032	I-Curv +285	6.718	6.620	99.98114

==========================================================================================================

^WAL to 1.75% ABS to 10% Clean-Up Call

*Expected Ratings

** Class E subject to reserve

-- Transaction Details --

Offered Size : $467.5MM *NO GROW*

Exp. Settle : July 29, 2025

Pxg Speed : 1.75% ABS to 10% Call

Offering Format : Class A1-D: Public / SEC Registered, Class E:144A

First Pay Date : August 15, 2025

ERISA Eligible : Class A1-D: Yes, Class E: No

Exp. Ratings : S&P / DBRS

Min Denoms : Class A-1 through D: $1K x $1K; Class E: $500K x $1K

BBG Ticker : BLAST 2025-3

B&D : Citi

-- Transaction Materials --

•   Preliminary Prospectus, FWP, and CDI : Attached

•   Intex : Deal Name:xblast253 Password:UV77

•   DealRoadshow : https://dealroadshow.com | Passcode: BLAST253

Direct Link : https://dealroadshow.com/e/BLAST253REVIEW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.